Comstock Appoints Thomas J. Holly to Board of Directors RESTON, Va. — February 10, 2023 — Comstock Holding Companies, Inc. (Nasdaq: CHCI) (“Comstock” or the “Company”), a leading developer, investor, and asset manager of mixed-use and transit-oriented properties in the Washington, D.C. region, announced today that Thomas J. Holly has been appointed to its Board of Directors and will serve an initial term that expires at the Company’s 2025 Annual Meeting of Stockholders. Mr. Holly is a retired partner from Pricewaterhouse Coopers (“PwC”), where he recently led PwC’s U.S. Asset & Wealth Management practice that specializes in delivering holistic solutions to global multi-strategy asset managers. During his 30+ year career in public accounting, including a 25-year tenure with PwC as a partner, Mr. Holly served clients in real estate, construction, asset management services, professional sports teams, private equity, and venture capital. Mr. Holly held additional leadership positions at PwC earlier in his career, including Washington Metro Tax Market Leader, and Private Company Leader - Mid Atlantic. Mr. Holly earned a bachelor’s degree in Business Administration - Accounting from Bloomsburg University in Pennsylvania. “We are thrilled to welcome Tom Holly, an accomplished leader with tremendous amount of relevant experience to our Board of Directors,” commented Chris Clemente, Chairman and Chief Executive Officer of Comstock. “Tom’s background in commercial real estate and asset management, as well as his vast knowledge and experience with capital markets transactions and commercial real estate financing, will be an invaluable asset for our leadership team.” Mr. Holly added, “I am thrilled to be joining Comstock‘s Board of Directors and its Audit Committee, and I look forward to contributing to the strategic growth of this dynamic commercial real estate asset manager.” About Comstock Founded in 1985, Comstock is a leading developer, investor, and asset manager of mixed-use and transit- oriented properties in the Washington, D.C. region. With a managed portfolio comprising approximately 10 million square feet of transit-oriented and mixed-use properties, including stabilized and development assets strategically located at key Metro stations, Comstock is at the forefront of the urban transformation taking place in the fastest growing segments of one of the nation’s best real estate markets. Comstock’s developments include some of the largest and most prominent mixed-use and transit-oriented projects in the mid-Atlantic region, as well as multiple large-scale public-private partnership developments. For more information, please visit Comstock.com. Comstock Media Contact Shanna Wilson swilson@allisonpr.com 917-674-3096 Exhibit 99.1